EXHBIT 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT:
April 26, 2007	CHRISTINE M. RUSH
CHIEF FINANCIAL OFFICER
(301) 430-2544

OLD LINE BANCSHARES, INC. REPORTS FIRST QUARTER RESULTS

BOWIE, MD-James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (NASDAQ CAPITAL MARKET: OLBK), the parent company of Old Line Bank, reported that net income was $327,542 or $0.08 per basic and diluted common share for the three month period ending March 31, 2007. This represented a decrease of $55,911 or 14.58% compared to net income of $383,453 or $0.09 per basic and diluted common share for the same period in 2006. Total assets increased $2.5 million or 1.15% to $220.6 million on March 31, 2007 compared to the December 31, 2006 level of $218.1 million. Additionally, for the three month period ended March 31, 2007, total loans grew 5.05% or $7.6 million to $158.0 million and total deposits at quarter end totaled $171.7 million which represented a $2.0 million or 1.18% increase.

Mr. Cornelsen stated: “The bank has continued to experience exceptionally strong loan growth with an annualized growth rate of 20.2% based on our first quarter loan production. I am pleased that we were able to experience loan growth at this rate while maintaining the quality in our loan portfolio and we ended the quarter with no loans 90 days past due and one non-performing loan with a balance of $60,000. Although net income for the first quarter of 2007 was lower than that reported in the first quarter of 2006, this was primarily due to our investments in infrastructure in the 2nd and 3rd quarters of 2006, increased stock-based compensation expense during the period, and softening in the marine industry.

As expected, the opening of the new Bowie branch and the establishment of our new headquarters in July 2006 caused a $144,221 or 217.80% increase in occupancy costs during the quarter. As a result of the staffing requirements for the new Bowie branch, the new business development and loan officers hired in the 3rd quarter of 2006, and additions to corporate staff in 2007, salaries and benefit expenses increased $252,183 or 32.05%. The stock-based compensation expense also contributed to the increase in benefits. During the first quarter, this expense increased $47,176 from $36,017 in the first quarter of 2006 to $83,193 in the first quarter of 2007. This amount was approximately $50,000 higher during the first quarter of the year than it will be during each of the remaining three quarters of the year. We believe these investments in personnel and facilities provide the infrastructure and support required to continue to grow the bank and will provide long term benefits. We anticipate that while we will bear the burden of these increased costs during the first half of the year, we expect the benefits will begin to follow during the second half of the year.”

Mr. Cornelsen also said that “the marine division’s performance negatively impacted first quarter earnings. The high gasoline prices, adverse weather conditions, and general concerns about the economy caused weakness in the marine industry. As a result, the marine division experienced a $42,279 pre-tax loss during the quarter compared to $52,061 of pre-tax income during the first quarter of 2006.

At March 31, 2007 and December 31, 2006, the allowance for loan losses was $1.3 million or 0.84% and 0.85% of gross loans, respectively. For the prior seven years, we had no non-performing loans and minimal past dues and charge-offs. Although we currently have one non-performing loan in the amount of $60,000, this loan is fully collateralized and we anticipate full repayment during the second quarter of 2007. Based on our analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio.

As we have previously discussed, rising interest rates, competitive pressures and the decline in the real estate market, have made it a challenge for our industry to attract and retain deposits and maintain historical net interest margins. During the first quarter, we experienced compression in the net interest margin from 4.25% to 3.97%. This was primarily a result of the change in the mix of deposits as average interest earning deposits represented a higher percentage of total deposits than they had in prior periods. In spite of this compression in the margin, primarily because of a $50.0 million or 46.51% growth in average gross loans outstanding to $157.5 million for the quarter ended March 31, 2007 from $107.5 million for the quarter ended March 31, 2006, we were able to increase net interest income $308,248 or 18.65% during the first quarter of 2007 compared to the first quarter of 2006.”

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland and two additional branches in Prince George’s County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George’s, Charles and northern St. Mary’s. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular with respect to future expenses and expected benefits from our investments in new personnel and facilities, constitute “forward-looking statements” as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: receipt of required regulatory approvals and changes in interest rates and changes in economic, competitive, governmental, regulatory, technological or other factors that could affect Old Line Bancshares, Inc.’s business plans or competitive position or that otherwise require us to re-direct our focus and resources to other areas of our business than currently planned, whether they affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiary
Consolidated Balance Sheets

	March 31, 2007 (Unaudited)	December 31, 2006

Assets

Cash and due from banks	$4,650,949	$5,120,068
Federal funds sold	25,915,504	34,508,127
Total cash and cash equivalents	30,566,453	39,628,195
Investment securities available for sale	13,550,881	14,118,649
Investment securities held to maturity	2,802,192	2,802,389
Loans, less allowance for loan losses	158,008,212	150,417,217
Restricted equity securities at cost	1,630,250	1,575,550
Investment in real estate, LLC	803,482	793,714
Bank premises and equipment	4,073,881	4,049,393
Accrued interest receivable	794,307	820,628
Deferred income taxes	230,352	226,873
Bank owned life insurance	7,520,652	3,458,065
Other assets	572,293	239,989
	$220,552,955	$218,130,662

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$34,323,022	$37,963,066
Interest-bearing	137,376,085	131,708,780
Total deposits	171,699,107	169,671,846
Short-term borrowings	9,403,978	9,193,391
Long-term borrowings	3,000,000	3,000,000
Accrued interest payable	771,387	629,557
Income tax payable	153,560	334,496
Other liabilities	388,665	485,418
	185,416,697	183,314,708
Stockholders' equity
Common stock, par value $.01 per share; authorized 15,000,000 shares;
issued and outstanding 4,254,598.5 in 2007, and 4,253,698.5 in 2006	42,546	42,537
Additional paid-in capital	31,957,459	31,868,025
Retained earnings	3,277,216	3,077,313
	35,277,221	34,987,875
Accumulated other comprehensive income	(140,963)	(171,921)
	35,136,258	34,815,954
	$220,552,955	$218,130,662

The accompanying notes are an integral part of these consolidated financial statements

Old Line Bancshares, Inc. & Subsidiary
Consolidated Statements of Income

Three Months Ended March 31,	2007 (Unaudited)	2006 (Unaudited)

Interest revenue
Loans, including fees	$2,880,557	$1,844,173
U.S. Treasury securities	31,575	31,575
U.S. government agency securities	80,360	58,564
Mortgage backed securities	13,915	17,395
Tax exempt securities	26,978	27,777
Federal funds sold	373,465	381,333
Other	21,288	18,930
Total interest revenue	3,428,138	2,379,747

Interest expense
Deposits	1,360,514	628,052
Borrowed funds	106,244	98,563
Total interest expense	1,466,758	726,615

Net interest income	1,961,380	1,653,132

Provision for loan losses	56,000	130,000
Net interest income after provision for loan losses	1,905,380	1,523,132

Non-interest revenue
Service charges on deposit accounts	70,920	57,307
Marine division broker origination fees	77,674	124,351
Earnings on bank owned life insurance	67,350	34,142
Income (loss) on investment in real estate, LLC	9,768	-
Other fees and commissions	40,195	35,829
Total non-interest revenue	265,907	251,629

Non-interest expense
Salaries	754,171	606,606
Employee benefits	284,814	180,196
Occupancy	210,438	66,217
Equipment	61,446	30,858
Data processing	59,440	37,361
Other operating	332,658	284,809
Total non-interest expense	1,702,967	1,206,047

Income before income taxes	468,320	568,714

Income taxes	140,778	185,261
Net income	$327,542	$383,453

Basic earnings per common share	$0.08	$0.09
Diluted earnings per common share	$0.08	$0.09

The accompanying notes are an integral part of these consolidated financial statements